UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2005

Wolverine World Wide, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-06024 (Commission File Number)	38-1185150 (IRS Employer Identification No.)

9341 Courtland Drive Rockford, Michigan (Address of Principal Executive Offices)	49351 (Zip Code)

Registrant's telephone number, including area code:  (616) 866-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.

          On July 7, 2005, the Board of Directors of Wolverine World Wide, Inc. (the "Company"), on the recommendation of the Governance Committee, approved a change to the compensation program for the Company's non-employee directors. Beginning in April 2006, the Company will pay each non-employee director an annual equity retainer of $15,000 on the date of each April meeting of the Board of Directors. It is expected that each non-employee director would make a deferral election under the Outside Directors' Deferred Compensation Plan related to the equity retainer.

          No other changes were made to the compensation program for the Company's non-employee directors. The Company currently pays each non-employee director an annual cash retainer of $30,000 plus $2,000 per day for attendance at each regular meeting of the Board of Directors and $1,000 per day for attendance at each committee meeting. In addition, the Company pays the chairperson of the Audit Committee an annual fee of $7,500 and the chairpersons of the Compensation and Governance Committees annual fees of $5,000. Each non-employee director also receives an annual stock option grant to purchase shares having a market value on the date of grant equal to three times the amount of the annual cash retainer and upon joining the Board receives an initial stock option grant to purchase shares having a market value on the date of grant equal to six times the amount of the annual cash retainer; the exercise price of such options is equal to the market value of the Company's common stock on the date of grant. Instead of the standard non-employee director compensation, the Company's Lead Director receives an annual cash retainer of $60,000, the standard director fee for attendance at Board meetings and standard director stock options, but does not receive attendance fees for attending committee meetings.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                    On July 7, 2005, Mr. Geoffrey B. Bloom, a director of Wolverine World Wide, Inc., retired from the Board of Directors, effective July 7, 2005.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2005	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Nicholas P. Ottenwess
Nicholas P. Ottenwess Vice President of Finance and Corporate Controller